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NEWS RELEASE


FANSTEEL FILES VOLUNTARY CHAPTER 11 PLAN WITH BANKRUPTCY COURT

NORTH CHICAGO, ILLINOIS - July 24, 2003 -- Fansteel Inc. ("Fansteel" or the "Company") today announced that the Company and its subsidiary debtors filed a joint reorganization plan and related disclosure statement with the U.S. District Court in Delaware. The reorganization plan is supported by the Creditors' Committee as well as substantially all of the key creditor constituencies, including the Nuclear Regulatory Commission, the United States Environmental Protection Agency, the Pension Benefit Guaranty Corporation, the Departments of Defense and the Navy, the National Oceanic Atmospheric Administration and the Department of the Interior.

Among other things, the reorganization plan will allow Fansteel to satisfy its environmental remediation obligations over a period of years, provide its non-environmental creditors a substantial recovery on their outstanding claims, and, provide its current shareholders with an ownership interest in the reorganized company. The plan contemplates that the Company will emerge from bankruptcy protection in the fourth quarter of this year.

"We believe that this day marks the turning point on our road towards completion of our reorganization process," stated Gary Tessitore, Fansteel's President and Chief Executive. "The filing of this plan is the result of tremendous efforts on the part of our employees, our customers and our vendors as well as many months of negotiations and efforts among the Creditors' Committee and the creditors of the Company who are supporting the plan. We are looking forward to completing the reorganization process as a stronger and more competitive organization and expect to emerge from bankruptcy protection in the fourth quarter of this year.

"We are extremely pleased that we have been able to structure a plan that will allow us to satisfy our environmental remedial obligations, particularly at the Muskogee, Oklahoma site, a concern that had led to our Chapter 11 filing. While the State of Oklahoma has not supported the Plan after substantial effort and negotiations, we will continue to engage the State to reach an agreement. Fansteel is dedicated to providing for the full clean up of its Muskogee facility and to promoting the health, safety and welfare of Oklahomans, as well as to Oklahoma's landscape and wildlife."

The disclosure statement filed with the plan details the estimated recovery percentages for various classes of creditors. The plan contemplates varies reorganization actions through consolidations and divestures

As previously reported, on January 15, 2002, Fansteel Inc. and its U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware. The cases have been assigned to the Honorable Judge Joseph
J. Farnan, Jr. and are being jointly administered under Case Number 02-10109.


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The  reorganization  plan,  the related  disclosure  statement  and this release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks inherent in the Company's Chapter 11 process, such as the non-confirmation of the plan, non-occurrence or delayed occurrence of the plan's effective date or delayed distribution or non-distribution of securities or other assets under the plan; (ii) the preliminary and uncertain nature of valuations and estimates contained in the plan; (iii) the potential lack of a trading market for the securities distributed to creditors pursuant to the plan;
(iv) uncertainties created by the lack of reported information for securities distributed to creditors; (v) the Company's ability to successfully conclude financial and operational reorganization of the Company in a Chapter 11 process,
(vi) the Company's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, vendors and suppliers, employees and customers given the Company's financial condition,
(vii) the Company's ability to qualify an exit facility, (viii) further adverse changes in general economic conditions, (ix) inability to obtain the necessary approvals for an amended or revised decommissioning plan and a decommissioning funding plan and further costs in decommissioning its discontinued facility in Muskogee, Oklahoma, (x) acts of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, and on the Company's ability to manage logistics in such an environment, including receipt of materials and equipment and distribution of products, (xi) the Company's ability to execute on its plans, and (xii) other one-time events and other important factors disclosed previously and from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update the forward-looking statements included in this news release except as required by law.

The United States Bankruptcy Code (the "Code") does not permit solicitation of acceptances or rejections of the plan until the bankruptcy court approves the disclosure statement relating to the plan as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtors and the condition of the debtors' books and records, that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan. Neither the plan nor the disclosure statement has been approved by the bankruptcy court as containing adequate information under the Code for use in solicitation of acceptances or rejections of the plan. Accordingly, none of the plan, the disclosure statement or this press release, is intended to be, nor should they in any way be construed as, a solicitation of votes on the plan. The information contained in the disclosure statement should not be relied on for any purpose before a determination by the bankruptcy court that the disclosure statement contains adequate information. The information contained in the plan and the disclosure statement is not to be used for investment purposes. The Company and its debtor subsidiaries reserve the right to amend or supplement the plan and the disclosure statement at a future date.

For further information, contact:
Gary L. Tessitore
Chairman, President and Chief Executive Officer
Fansteel Inc.
847-689-4900